News Release

Cenveo to Acquire Commercial Envelope
Significantly enhances Cenveo’s direct mail capabilities
     Transaction expected to be accretive to earnings

STAMFORD, CT– (July 17, 2007) – Cenveo, Inc. (NYSE: CVO) announced today the signing of a definitive purchase agreement pursuant to which Cenveo will acquire Commercial Envelope Manufacturing Inc. (“Commercial Envelope”) of Deer Park, NY.  Commercial Envelope is one of the largest envelope manufacturers in the United States with approximately $160 million in revenues.  The transaction is projected to be completed in the third quarter and is expected to be accretive to earnings.  The Kristel family, which founded Commercial Envelope in 1924, will remain with Commercial Envelope following the acquisition.  The transaction is subject to terms and conditions negotiated by the parties.

Commercial Envelope operates five strategically-located production facilities across the Eastern United States, featuring some of the most technologically advanced equipment in the industry and producing over 45,000,000 envelopes per day.  Its highly-skilled and talented workforce of approximately 700 employees is well known for their craftsmanship and has been the recipient of numerous awards for outstanding quality.

Robert G. Burton, Chairman and Chief Executive Officer of Cenveo, stated:
"The acquisition of Commercial Envelope will strengthen Cenveo’s operations in some significant ways.  Their world-class operations are complementary to ours and the combination will enhance our ability to service the direct mail marketplace.  We believe that the combination of these two industry leaders will result in the strongest, most efficient and most diversified asset platform in the envelope industry that will be able to serve all of our customers’ needs. “

Ira B. Kristel, of Commercial Envelope stated:
“As a leader in the envelope market, Commercial Envelope is very proud of its strong reputation for excellence made possible by the loyalty and talent of our valued employees.  This combination is a powerful, positive opportunity for us to better serve our customers as we solidify our position as the country’s premier envelope manufacturer.  I look forward to working with the Cenveo team, and the benefits our combined companies will share.”

Mr. Burton concluded:
"We continue to execute on our plan to make strategic acquisitions of high-quality niche companies in growth areas of the printing industry.  The acquisition of Commercial Envelope is strategically advantageous to Cenveo as it adds considerable strength to our direct mail platform with the addition of their world-class asset base.  We intend to continue to acquire strong and respected companies like Commercial Envelope.  I look forward to working with Steven and Alan Kristel and their team, and a swift completion of this transaction. "

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Cenveo (NYSE:CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and services.  The Company provides its customers with low-cost solutions within its core business of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop services from design through fulfillment.  With over 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.  For more information please visit us at www.cenveo.com.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation:  (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) our history of losses and ability to return to consistent profitability; (11) the availability of the Internet and other electronic media affecting demand for our products; (12) our labor relations; (13) compliance with environmental rules and regulations; (14) dependence on key management personnel; and (15) general economic, business and labor conditions.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.